Exhibit 99.5

CONSENT OF FBR CAPITAL MARKETS & CO.

WesBanco, Inc.

One Bank Plaza

Wheeling, West Virginia 26003

Attention: Board of Directors

RE:	Joint Proxy Statement of WesBanco, Inc. (“WesBanco”) and ESB Financial Corporation (“ESB”)/ Prospectus of WesBanco (the “Joint Proxy Statement/Prospectus”) which forms part of the Registration Statement on Form S-4 of WesBanco (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 29, 2014, to the Board of Directors of WesBanco as Annex B to the Joint Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof and the references to our firm and our opinion in such Joint Proxy Statement/Prospectus under the headings “SUMMARY — Opinions of Financial Advisors — WesBanco,” “WESBANCO PROPOSAL NO. 1 (APPROVAL OF THE SHARE ISSUANCE) AND ESB PROPOSAL NO. 1 (ADOPTION OF THE MERGER AGREEMENT) — Background of the Merger,” WESBANCO PROPOSAL NO. 1 (APPROVAL OF THE SHARE ISSUANCE) AND ESB PROPOSAL NO. 1 (ADOPTION OF THE MERGER AGREEMENT) — WesBanco’s Reasons for the Merger — Opinion and Analysis of the Financial Advisor to WesBanco,” “WESBANCO PROPOSAL NO. 1 (APPROVAL OF THE SHARE ISSUANCE) AND ESB PROPOSAL NO. 1 (ADOPTION OF THE MERGER AGREEMENT) — Opinion of WesBanco’s Financial Advisor.” The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: November 20, 2014

/s/ FBR Capital Markets & Co.